BANNIX ACQUISITION CORP.

April 17, 2023

Confidential

Steven Michael Lake, Chairman
EVIE Autonomous LTD
Unit 8, Riverside, Campbell Road
Stoke-On-Trent, Staffordshire
England, ST4 4RJ

RE: Letter of Intent

Dear Mr. Lake:

BANNIX ACQUISITION CORP., a Delaware company traded on NASDAQ under the symbol "BNIX" and fully reporting with the SEC ("**BNIX**"), is pleased to submit this **binding letter of intent** ("**LOI**"), subject to each parties formal board of directors' and shareholders' approval, with respect to a proposed business combination transaction, performing due diligence and formalize this binding offer in a definitive agreement (the "**Transaction**") between BNIX, EVIE Autonomous LTD. and the equity holders of EVIE Autonomous Ltd., which owns 100% of the equity interests of EVIE Autonomous LTD. (Company #14420680 with the UK Companies House Services) and which Transaction will include directly or indirectly its affiliated Companies: CAVONIX and FUSION (ABBS). EVIE maintains a website located at https://evieautonomous.com/ and is a private company, which owns an electric, fully autonomous platform solution, which is affordable, adaptive and environmentally friendly.

Our Binding Proposal to Target – acquisition concurrently with Apollo

As discussed in length, BNIX has a better understanding of Target and its expansion plans which may include potential acquisitions/incorporation of supplemental platforms which are expected to enhance EVIE, such as the Apollo Platform, which will be acquired concurrently with the acquisition of EVIE as detailed in this letter ("**Sub-Targets**"). As discussed, no binding agreements have been entered between the BNIX, Target and any Sub-Targets.

Apollo is intellectual property, owned by GBT Technologies, Inc. ("GBT"), a third party which filed a patent application in 2021 under Publication Number 2022/0405966 with the US Patent and Trademark Office. This patent application describes a machine learning driven technology that controls radio wave transmissions, analyzes their reflections data, and constructs 2D/3D images of stationary and moving objects. The Apollo system is based on radio waves and can detect an entity's moving and stationary positions, enabling imaging technology to show these movements and positions on a screen in real time. This includes an AI technology that controls

the radio waves transmission and analyzes the reflections. This can be used as an efficient driver monitoring system, detecting impaired or distracted drivers, providing audible and visual alerts ("Apollo").

Target and BNIX agree that during the period from the date hereof through the six-month anniversary, Target will not enter any binding definitive agreement with any Sub-Targets or any other potential new opportunity. Put simply, Target will table any effort with respect to acquiring Sub-Targets, allowing first to close this Transaction together with Apollo acquisition.

The binding proposal by BNIX is to acquire 100% of all outstanding shares or interests (the "Target Equity") held by the equity holders of the Target (the "Target Holders"). How the Affiliates will be included in the Transaction will be subject to review and structured to take account of the reasonable requirements of the relevant Target Holders with regard to potential tax consequences. Concurrently, BNIX will enter into Asset Purchase Agreement ("APA") with GBT to acquire Apollo for **$42,500,000** payable in 42,500 shares of series a preferred stock of BNIX at closing. The series a preferred stock will have stated value of face value of $1,000 per share and is convertible, at the option of GBT, into BNIX common stock at 5% discount to the VWAP during the 20 trading days prior to conversion. The series a preferred stock will not have voting rights and will be entitled to dividends only in the event of liquidation. The series a preferred stock will have a 4.99% beneficial ownership limitation (" Blocker"). GBT will agree to a leak out agreement providing that the daily sales of such shares of common stock issued upon conversion of the series a preferred stock following the restriction period (six months by law from closing) will not exceed 15% of the total daily volume for a period of 24 months.

In consideration of the Target Holders delivering the 100% Target Equity to BNIX, BNIX will deliver USD $**500,000,000** (the "Consideration") to the Target Holders payable in shares of common stock of BNIX valued at $10.00 per share resulting in the issuance of 50,000,000 shares of common stock of BNIX.

For the purpose of growth as well as working capital, BNIX will potentially enter into an equity line of credit ("ELOC") providing a minimum USD $20 million. None of the ELOC proceeds will be utilized to pay any of the consideration.

The series a preferred stock, the common shares issuable upon conversion of the series a preferred stock and the shares of common stock issued to the Target Holders shall be issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the "1933 Act"), or Rule 506 of Regulation D as promulgated under the 1933 Act. By law, Rule 144 as promulgated under the 1933 Act provides that there may be no re-sales by shareholders of a reporting company during the initial six months following issuance.

As a result of the above at closing, Target shall become a 100% subsidiary of BNIX together with the ownership of Apollo.

Following the closing, Target Holders will control BNIX (see Exhibit I cap table scenarios). EVIE or its Target Holders will invest with BNIX the needed working funds as followings:

1. EVIE will wire £130,000 sterling on or about April 19, 2023 to the BNIX working capital account ("Payment 1").
2. A wire of £70,000 sterling into the BNIX working capital account on or about May 12, 2023 ("Payment 2").
3. A wire of £150,000 sterling into the BNIX working capital account on or about June 12, 2023.
4. A wire of £150,000 sterling into the BNIX working capital account on or about July 30, 2023 ("Payment 3").
5. Further commitments to meet costs of an estimated £300,000 to £400,000 during the listing process.

All funds wired by EVIE to the BNIX working capital account represent loans which are repayable only upon the acquisition of Target by BNIX and shall be repaid in cash or BNIX shares at the option of EVIE. If the transaction fails to close for any reason whatsoever the loan shall not be repaid. If there is insufficient cash at closing to repay in cash then the loan shall be repaid in BNIX shares of common stock. The form of the Promissory Note to be utilizing for this funding is attached hereto as Exhibit II to this binding letter.

Timeline:

The parties have agreed to initiate due diligence meetings in England the week of May 2, 2023.

Assuming Payment 1 and Payment 2 have been made, BNIX undertakes to have provided all documentation required for the signing of a material definitive binding merger agreement ("Definitive"), no later than May 30, 2023.

If the Definitive is not finalized by May 30, 2023, then no further payments in addition to Payment 1 and Payment 2 are required to be made by EVIE. For the avoidance of doubt EVIE agrees to sign such the Definitive so long as it is in conformity with the material provisions of this binding LOI.

Once the Definitive is executed then the parties will work together submit the required filings including a registration statement and proxy statement to the Securities and Exchange Commission.

During the course of this work including the required filings, for the avoidance of doubt, Payment 3 is required to be made by EVIE.

If the prospectus and proxy statement submission is not made by July 15, 2023 and after the first three payments totaling £350,000 have all been made then no further payments are required.

The proposed terms and conditions of the Transaction are described below. This Letter of Intent is binding and the proposed Transaction is technically subject to completion of satisfactory due diligence by BNIX (an initial examination the Target data room, followed by a second visit to EVIE offices with an estimated time to conclude of two weeks) and the execution and delivery by the Parties of a definitive agreement for the Transaction satisfactory to all Parties, which terms will be based on this LOI (the "**Definitive Agreement**").

<u>Proposed Terms and Conditions of Transaction</u>

Timing	This LOI and the proposed terms of the Transaction are based on BNIX's analysis of the limited information made available to it and its financial advisor, ClearThink Capital LLC. BNIX has not conducted any substantive business, legal, financial, tax, regulatory or other due diligence to date. However, subject only to prompt satisfaction of our due diligence requests and a customary negotiation process, BNIX is certain that it can complete its due diligence and enter into a Definitive Agreement.
Closing Date & Valuation	Based on the information available to BNIX at this time, and subject to completion of due diligence by BNIX and its advisors satisfactory to BNIX, in its sole discretion, the total enterprise value ascribed to the acquired Target will be approximately in the range of USD $542.5 million (including the acquisition of Apollo). The purchase price as of the closing date may be adjusted prior to or subsequent to the Closing pursuant to certain customary adjustments to be determined by the Parties in the Definitive Agreement (as it may be adjusted, the "**Final Closing Date Purchase Price**"; the Closing Date Purchase Price and the Final Closing Date Purchase Price may also be referred to as the "**Purchase Price**").
Composition of Consideration and Introduction / Structuring Fees	No agent, broker, investment banker (other than ClearThink Capital LLC, which serves as transactional advisor to BNIX per an existing agreement), person or firm is acting on behalf of the parties or under their authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with any of the transactions contemplated herein, other than ClearThink.
Lock-Up and Leak Out	The series a preferred stock convertible into common stock issued in the Transaction to GBT will not be transferrable

	for a period of six months after the Closing, subject to customary exceptions. The shares of BNIX common stock issued in the Transaction to any Target Holders will be subject to a restriction by law that applies to insiders and controlling parties.
Potential PIPE	The Parties have discussed the potential of obtaining, in connection with the execution of a Definitive Agreement, subscriptions from third party investors for a private placement of equity or other alternative financing (a "**PIPE**"). The terms of any potential PIPE shall be negotiated with such third-party investors.
Board of Directors	Upon the Closing, Target Holders will be entitled to nominate the entire board of BNIX. The board of directors of BNIX will consist of such number and composition of directors per Target Holders sole decision. BNIX agrees that its current board, or any portion of it, will remain to serve as board members per EVIE request, if at all.
Employment Agreements	BNIX, and Target's representatives will work together to mutually identify whether any key employees of Target should, after taking into account the public nature of BNIX, enter into new employment agreements in connection with the execution of the Definitive Agreement (with the effectiveness of any such employment agreements to be conditioned on the Closing).
LTIP	It is anticipated that a new equity incentive plan (the "**LTIP**"), pursuant to which BNIX may grant cash and equity incentive awards and compensation to officers, directors, employees and other eligible service providers, will be approved and adopted in connection with the Closing. The initial number of BNIX shares under the LTIP will be sole decision of Target Holders, based upon benchmarking against peer companies (taking into account the nature and geography of the business of Target as well as the fact that BNIX is a publicly listed company).
Definitive Agreement	The Definitive Agreement will include (i) representations, warranties, and covenants to be agreed upon by the Parties, and (ii) other terms and conditions customary for transactions similar to this Transaction. Holders of the requisite number of shares of Target, required to approve the Transaction will deliver a written consent approving the Transaction promptly following the execution of the Definitive Agreement. If written consent cannot be

	provided immediately following the execution of the Definitive Agreement because a registration statement is utilized, Target will instead deliver voting agreements from the requisite number of shares of Target required to approve the Transaction. The conditions to Closing in the Definitive Agreement will include (but not be limited to): (i) the receipt of all required regulatory approvals and specified material third-party approvals; (ii) the approval of the Transaction by the stockholders of BNIX; (iii) the bring-down at the Closing of representations and warranties and covenants of Target to a customary standard; (iv) no material adverse change having occurred with respect to Target; and (v) other customary Closing conditions or Closing conditions that are identified in the course of due diligence. The Definitive Agreement will be governed by the laws of the State of Delaware and the exclusive forum for any disputes under or relating to the Definitive Agreement shall be in Delaware.
Financial Statements and Financial Information	Promptly after execution of this LOI, the Parties and their respective advisors will determine the nature and scope of the financial statements and financial information of Target required to be included in the filings to be made with the United States Securities and Exchange Commission (the "**SEC**") in connection with the Transaction, and Target will immediately commence whatever work is necessary to prepare or finalize such financial statements and financial information, and engage an appropriate independent auditor to audit the financial statements that are required to be audited.
Requirement For PCAOB Audited Financial Statements	The parties are made aware by this letter of intent that the financial Statements for Target will need to be converted into Audited Financial Statements that are compliant with a listed public company, known as PCAOB audited statements. The timing for the conversion of Target financial statements into statements suitable for a listed company will need to be discussed with the auditors and accountants for Target.
<u>Binding LOI Provisions</u>	

Due Diligence Access	Upon execution of this LOI and until this LOI expires, the Sellers and Target shall allow BNIX and its employees, agents and advisors full and prompt access to its facilities, records, key employees, suppliers and advisors for the purpose of conducting BNIX due diligence review. The due diligence investigation may include, but is not limited to, financial modelling, a quality of earnings report, a review of Target's business plan and such review of the Company's commercial, financial, legal, tax, environmental, intellectual property and labor records and agreements and any other matters as BNIX and BNIX's accountants, tax and legal counsel and other advisors may deem relevant or appropriate (in each case in the sole discretion of BNIX. For the avoidance of doubt, nothing in the preceding sentence does or shall be deemed to obligate BNIX or its advisors to conduct any due diligence other than diligence which BNIX may, in its sole discretion, determine to conduct.
Management Availability	Upon request by BNIX, Target agrees to make its management reasonably available to participate in a "testing the waters" process in order to determine general interest and market enthusiasm for the Transaction on the material terms and conditions contemplated by this LOI, as well as any investor meetings with potential investors or acquirers.
Choice of Law and Jurisdiction Matters	This LOI shall be governed by the laws of the State of Delaware, without giving effect to its conflict of laws principles, provisions or rules which would require the application of any other law, and the Parties consent to the exclusive jurisdiction of the courts of the State of Delaware (as well as to any courts to which an appeal may be taken from the courts of the State of Delaware), for all disputes related hereto. Each of the Parties expressly waives any and all objections it may have to venue, including without limitation, the inconvenience of such forum, in any courts. In addition, each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail (or similar private providers of mail services) to such Party's respective primary address (including the address identified on the signature pages hereto) shall be effective service of process with respect to any matters brought hereunder. Each of the Parties (i) unconditionally waives any right it may have to a trial by jury in respect of any litigation or other proceeding directly or indirectly arising out of this LOI and (ii) agrees and covenants that it shall not seek in any manner to resolve any dispute other than as set forth in this section entitled "Choice of Law and Jurisdiction Matters".

Expenses	Each Party will bear its own costs and expenses in connection with this LOI and the negotiation of the Transaction, including all fees and expenses of their representatives and advisors if the Parties do not enter into the Definitive Agreement. Concurrently with execution of this binding LOI, EVIE or Target Equity Holders will fund BNIX as set forth above under the section titled Timeline. The form of Promissory Note for £130,000 (US DOLLARS $161,000) is attached as Exhibit II for this binding letter and represent an integral part of it.
Term	This offer to enter into this LOI shall expire by its terms on April 19, 2023, at 5:00 p.m. Pacific Standard Time (the "**Offer Expiration Time**"), unless prior to the Offer Expiration Time, this LOI shall have been accepted without modification by Target and such acceptance has been evidenced by delivery to BNIX of validly executed signatures by Target. Upon signing and subject of EVIE fund BNIX per the term of the first Note for $161,000, by both Parties, this LOI shall become effective and shall expire on the earlier of (i) signing of the Definitive Agreement, (ii) that date which is 30 days after the date on which the signature of Target and is delivered to BNIX, or (iii) written consent of all Parties, or (iv) the date upon which BNIX determines or fails to prosecute actively in good faith the Transaction (the "**Term**");
Exclusivity	In signing and entering into this binding letter of intent, the parties have agreed to work exclusively with each other, and not to entertain other proposals and opportunities. For the avoidance of doubt, the Target is not permitted to enter into any other alternative Sale, or Merger, or Acquisition agreement with another potential suitor.
General Provisions	No contract or agreement providing for any transaction involving Target and GBT or the Sellers (or any other person) exists (or shall be deemed to exist) between BNIX (or any of its related parties), on the one hand, and Target or the Sellers (or any other person), on the other hand, unless and until a Definitive Agreement has been executed and delivered, and none of the Parties or their respective related parties shall be obligated to engage in negotiations regarding, or to enter into any contract or agreement effecting, the Transaction. This LOI is not assignable by Target or GBT. This LOI may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement. The headings of the various sections of this LOI

	have been inserted for reference only and shall not be deemed to be a part of this LOI. This LOI contains the entire agreement of the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements and understandings (other than the Confidentiality Agreement).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

If you are in agreement with the terms set forth above and desire to proceed with the negotiation of the proposed Transaction on the basis of this LOI, please sign this LOI in the space provided below.

Very truly yours,

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE-WRITTEN:

EVIE AUTONOMOUS LTD

By:

Name: STEVEN MICHAEL LAKE
Title: Chairman

BANNIX ACQUISITION CORP

By:

Name: DOUGLAS DAVIS
Title: Director & CEO

Agreed by GBT Technologies, Inc. as reference to acquire Apollo IP Platform:

GBT TECHNOLOGIES, INC

By: Mansour Khatib, CEO

EXHIBIT I: Cap Table Scenarios:

BNIX CAP TABLE - CURRENT - about $30 million cash position	
Current Shares outstanding float	2,939,613
Current Shares IPO/Sponsors	2,524,000
Current Shares outstanding float	5,463,613

Scenario A: No redemption Cash Position $30 millions		
Current Shares outstanding	5,463,613	9.15%
EVIE Issuance	50,000,000	83.73%
Apollo CP upon Conversion	4,250,000	7.12%
Total Outstanding	59,713,613	100.00%

Scenario B: 50% redemption Cash Position $15 millions		
Shares outstanding - Post Redemption	3,993,807	6.86%
EVIE Issuance	50,000,000	85.85%
Apollo CP upon Conversion	4,250,000	7.30%
Total Outstanding	58,243,807	100.00%

Scenario C: 75% redemption Cash Position $7.5 millions		
Shares outstanding - Post Redemption	3,258,903	5.67%
EVIE Issuance	50,000,000	86.94%

Apollo CP upon Conversion	4,250,000	7.39%
Total Outstanding	57,508,903	100.00%

Scenario D: 100% redemption and Raise PIPE $20 millions		
Shares outstanding - Post Redemption	2,524,000	4.29%
PIPE issuance Estimate	2,000,000	3.40%
EVIE Issuance	50,000,000	85.07%
Apollo CP upon Conversion	4,250,000	7.23%
Total Outstanding	58,774,000	100.00%

EXHIBIT II – Note Wording

PROMISSORY NOTE

$161,000.00
April 19, 2023

Bannix Acquisition Corp. ("Maker") promises to pay to the order of Evie Autonomous or its successors or assigns ("Payee") the principal sum of One Hundred Sixty-One Thousand Dollars and No Cents ($161,000.00) in lawful money of the United States of America, on the terms and conditions described below.

1. Principal. The principal balance of this Note shall be repayable on the consummation of the Maker's initial merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities (a "Business Combination"). Payee understands that if a Business Combination is not consummated within the time period specified in the Maker's amended and restated certificate of incorporation, this Note will not be repaid and all amounts owed hereunder will be forgiven except to the extent that the Maker has funds available to it outside of its trust account established in connection with its initial public offering ("Trust Account") after paying all other fees and expenses of the Maker incurred prior to the date of such failure to so consummate a Business Combination which are due and payable.

2. Interest. No interest shall accrue on the unpaid principal balance of this Note.

3. Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorneys' fees, then to the payment in full of any late charges and finally to the reduction of the unpaid principal balance of this Note.

4. Events of Default. The following shall constitute Events of Default:

(a) Failure to Make Required Payments. Failure by Maker to pay the principal of this Note within five (5) business days following the date when due.

(b) Voluntary Bankruptcy, Etc. The commencement by Maker of a voluntary case under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(c) Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under the Federal Bankruptcy Code, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

5. Remedies.

(a) Upon the occurrence of an Event of Default specified in Section 4(a), Payee may, by written notice to Maker, declare this Note to be due and payable, whereupon the principal amount of this Note, and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b) Upon the occurrence of an Event of Default specified in Sections 4(b) and 4(c), the unpaid principal balance of, and all other sums payable with regard to, this Note shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

6. Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

7. Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to them or affecting their liability hereunder.

8. Notices. Any notice called for hereunder shall be deemed properly given if (i) sent by certified mail, return receipt requested, (ii) personally delivered, (iii) dispatched by any form of private or governmental express mail or delivery service providing receipted delivery, (iv) sent by telefacsimile or (v) sent by e-mail, to the following addresses or to such other address as either party may designate by notice in accordance with this Section:

If to Maker:

Bannix Acquisition Corp.
8265 West Hollywood, Suite #107
West Hollywood, CA 90046

If to Payee:

Evie Autonomous LTD
Unit 8 Riverside, Campbell Road
Stoke on Trent
Staffordshire ST4 4 RJ, United Kingdom

Notice shall be deemed given on the earlier of (i) actual receipt by the receiving party, (ii) the date shown on a telefacsimile transmission confirmation, (iii) the date on which an e-mail transmission was received by the receiving party's on-line access provider (iv) the date reflected on a signed delivery receipt, or (vi) two (2) Business Days following tender of delivery or dispatch by express mail or delivery service.

9. Construction. This Note shall be construed and enforced in accordance with the domestic, internal law, but not the law of conflict of laws, of the State of California.

10. Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10. Trust Fund Waiver. Payee hereby waives any and all right, title, interest or claim of any kind in or to any distribution of the funds held in the Trust Account ("Claim") and agrees it will not seek recourse against the Trust Account for any reason whatsoever, except in the event Maker consummates a Business Combination.

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed the day and year first above written.

BANNIX ACQUISITION CORP.

By:______________________________
Name: Douglas Davis
Title: Chief Executive Officer

BANNIX wire Info:

Bank of America, N.A.
555 California St., San Francisco, CA 94104

Account number: 325176958017
Routing number: 121000358 (paper & electronic) 026009593 (wires)

BNIX Address: 8265 W Sunset Blvd. Suit # 107, West Hollywood, CA 90046

Wire received in U.S. dollars (or if you're not sure)
SWIFT code: BOFAUS3N
Bank of America, N.A.
222 Broadway, New York, NY 10038

Wire received in foreign currency
SWIFT code: BOFAUS6S
